Attachment C:
Matters submitted to a vote of security holders.

There was a special meeting of shareholders on November 30, 1995 for the Compass Capital Group ("Compass") to approve an Asset Purchase Agreement. The following were the results of the vote:


                       			For	             		Against	      	Abstain
Cash Reserve	           	583,126,708.026    	163,230.247  1,444,780.247
US Treasury 	           	414,993,306.869		   13,763.480	    143,662.355
Municipal Money	          29,934,895.871		   20,435.760	 	1,608,064.959
PA Municipal Money	       41,272,069.400		       0.000	  	2,051,411.280
NJ Municipal Money	       38,961,515.711	  	680,970.804	 	1,828,798.835
Equity Income		           20,642,424.852		   27,721.888		   340,835.311
Growth 			                11,493,570.017		    2,722.386	     47,761.923
Small Company		            1,978,874.675	     3,214.072	      4,415.783
Balanced 		                2,871,042.693		      511.700	      1,213.866
Short/Intermediate	       16,796,699.840		   10,368.976	 	  268,198.734
Fixed Income		            22,085,761.775		    8,237.774		   113,478.699
Municipal Bond		           2,165,793.547		    5,847.430		   318,487.524
PA Municipal Bond	         1,225,634.575		    1,782.868		   270,980.658
NJ Municipal Bond	         5,168,175.619		   19,238.092		   292,427.687
International Equity      	3,139,400.806	     1,834.398		    77,590.144
International Fixed Income 3,693,922.386		    4,063.690		    21,620.676
